Exhibit 10.44
DISCOVER FINANCIAL SERVICES
DIRECTORS' VOLUNTARY NONQUALIFIED
DEFERRED COMPENSATION PLAN
(Effective April 10, 2008)

Discover Financial Services (the "Company") hereby establishes this Directors' Voluntary Nonqualified Deferred Compensation Plan (the "Plan") to assist the Company in attracting and retaining persons of competence and stature to serve as Directors by giving those Directors the option of deferring receipt of the fees payable to them in cash by the Company for their services as Directors.
1.Effective Date. The Plan is effective as of April 10, 2008 (the "Effective Date"); provided, however, that for the initial Plan Year (as defined below) eligible Directors may defer the receipt of only those fees payable to them on or after June 1, 2008.
2.Eligibility and Participation. Each Director of the Company who: (a) is duly elected to the Company's Board of Directors (the "Board of Directors" or the "Board"); (b) receives in cash any fees, stipends, awards, or other remuneration ("Directors' Fees") from the Company for services as a Director; and (c) is not an employee of the Company, is an "Eligible Director." Each Eligible Director may elect to defer receipt of Directors' Fees otherwise payable in cash to that Eligible Director, as provided for in the Plan, beginning on the later of (i) the date he or she is first elected to the Company's Board or (ii) the Effective Date. Each Eligible Director who elects to defer Directors' Fees under the Plan is a "Participant" in the Plan.
3.Administration. The Board appoints the Company's Nominating and Governance Committee to act as the administrator of the Plan (referred to herein as the "Administrator"). The Administrator will serve at the pleasure of the Board of Directors and will administer, construe and interpret the Plan in its sole discretion. The Administrator may, to the extent permitted by law, delegate some or all of its authority under the Plan to a committee of the Administrator or to such officers of the Company as it deems appropriate. Unless the Administrator otherwise specifies, any delegate will have the authority and right to exercise (within the scope of such person's delegated authority) all of the same powers and discretion that would otherwise be available to the Administrator pursuant to the terms hereof. The Administrator may also employ or appoint agents (who may be officers or employees of the Company) to assist in the administration of the Plan and to take such actions under the Plan on its behalf as the Administrator deems appropriate. The Administrator will not be liable for any act done or determination made in good faith. The Board of Directors has the power to designate an additional or replacement Administrator at its discretion. The expense of administering the Plan shall be borne by the Company and shall not be charged against benefits payable hereunder.
4.Deferrals.
a.Deferral Election. An Eligible Director may file with the Administrator, on or before December 31 of each year, an election in writing to defer all of the Directors' Fees to be earned by the Eligible Director in the following Plan Year (a "Deferral Election"). In the year in which a Director first becomes eligible to defer receipt of Directors' Fees under the Plan, the Director may make a Deferral Election with respect to services to be performed subsequent to the date of the Deferral Election, if the Director files it with the Administrator within thirty (30) days after the date the Director becomes eligible to participate in the Plan. When a Deferral Election is filed, an amount equal to all of the Directors' Fees earned by the Participant for the following Plan Year (or the remainder of the Plan Year, in the case of new Participants) will be credited to an account maintained on behalf of that Participant (the "Deferral Account"). For purposes of the Plan, the "Plan Year" is the calendar year.

b.Accounting. The Deferral Accounts will be maintained by the Company and will list and reflect each Participant's credits and valuations. The Company will credit to each Participant's Deferral Account an amount equivalent to the Directors' Fees, as designated in the Deferral Election, that would have been paid to the Participant if the Participant had not elected to defer such compensation under the Plan. The credit will be made on the date on which the Directors' Fees would have been paid absent a Deferral Election.
The Plan is unfunded and no funds will be segregated into the Deferral Account of any Participant. The Administrator will provide each Participant an annual statement of the balance in that Participant's Deferral Account.
c.Valuation. At the end of each fiscal quarter, each Participant's Deferral Account will be credited with interest on the value of his or her Deferral Account as of the last day of that fiscal quarter. Unless the Administrator provides otherwise, the applicable interest rate will be 120% of the Long Term Applicable Federal Rate published by the Internal Revenue Service for the month of December preceding the last day of the applicable fiscal quarter. If such rate is no longer available, a substantially similar one selected by the Administrator shall be used. In the event of a Participant's Separation from Service (as defined below) prior to the last day of the fiscal quarter, the Participant's Deferral Account will be credited with a pro-rated interest amount equal to the product of (i) the value of the Participant's Deferral Account as of the date of the Participant's Separation from Service and (ii) the applicable interest rate, multiplied by a ratio, the numerator of which is the number of days elapsed in the fiscal quarter prior to the Separation from Service (or, if less, the number of days during which the Director was a Participant in the Plan prior to the Separation from Service) and the denominator of which is the total number of days in the fiscal quarter. For purposes of this Plan, the words “fiscal quarter” mean the Company’s fiscal quarter.
5.Distribution.
a.Except as provided below, a Participant must elect, at the time of his or her initial Deferral Election, to receive a distribution of his or her Deferral Account in a single lump-sum payment either: (i) as soon as practicable but no later than 75 days following the Participant's "Separation from Service" (as defined in Treas. Reg. §1.409A-1(h) and in accordance with Treas. Reg. §1.409A-1(i)(2)), or (ii) in the January of the year following the Participant's Separation from Service. If no valid election is on file with the Company at the time of the Participant’s Separation from Service, the Participant will be deemed to have elected to receive a distribution of his or her Deferral Account in a single-lump sum payment as soon as practicable but no later than 75 days following the Participant's Separation from Service. For purposes of this Plan, "Service" means the provision of services to the Company or its subsidiaries in the capacity of (i) an employee, (ii) a non-employee member of the Board, or (iii) a consultant or other independent advisor to the Company or its subsidiaries.
b.Notwithstanding paragraph (a) above, in the event the Participant is a "Specified Employee" (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder) as of the date of his or her Separation from Service, distribution of the Participant's Deferral Account will commence on or as soon as administratively practicable following the date that is six (6) months after the Participant's Separation from Service, except to the extent earlier payment is permitted by Code Section 409A.
6.Separation from Service due to Death. In the event of a Participant's Separation from Service by reason of death, the Administrator will, as soon as reasonably practicable following Separation from Service but in no event later than 75 days after the Participant's death, commence distribution of amounts credited to the Participant's Deferral Account to the beneficiary or beneficiaries of the Participant. Each Participant has the right to designate one or more beneficiaries to receive distributions in the event of the Participant's death by filing with the Administrator a Beneficiary Designation Form. The designated beneficiary or beneficiaries may be changed by a Participant at any time prior to that Participant's death by the delivery to the Administrator of a new Beneficiary Designation Form. If no beneficiary has been designated, or if no designated beneficiary survives the Participant, distributions pursuant to this provision will be made to the Participant's estate.
7.Assignment and Alienation of Benefits. The right of each Participant to any account, benefit or payment hereunder will not, to the extent permitted by law, be subject in any manner to attachment or other legal process for the debts of that Participant; and no account, benefit or payment will be subject to anticipation, alienation, sale, transfer, assignment or encumbrance except by will, by the laws of descent and distribution, or by a Participant's election to satisfy a property settlement agreement pursuant to a divorce.
8.Section 409A Compliance. Notwithstanding any provision to the contrary, this Plan is intended to comply with Code Section 409A and the interpretive guidance thereunder. The Plan shall be construed and interpreted in accordance with such intent. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.
9.Unsecured Obligation. The obligation of the Company to make distributions of amounts credited to the Participant's Deferral Account shall be a general obligation of the Company, and such distribution shall be made only from general assets of the Company. The Participant's relationship to the Company under the Plan shall be only that of a general unsecured creditor and neither this Plan, nor any agreement entered into hereunder, or action taken pursuant hereto shall create or be construed to create a trust for purposes of holding and investing the Deferral Account balances. The Company reserves the right to establish such a trust, but such establishment shall not create any rights in or against any amounts held thereunder.
10.Amendment or Termination. The Board of Directors may amend this Plan at any time and from time to time. The Board of Directors may terminate this Plan, to the extent such termination is permissible according to Treasury Regulations or other published guidance issued by the U.S. Department of Treasury or the Internal Revenue Service under Code Section 409A. The time of a payment to a Participant under the Plan may be accelerated where the right to the payment arises due to a termination and liquidation of the Plan, in accordance with the provisions of Treas. Reg. §1.409A-3(j)(4)(ix) or any successor provisions thereto. Any amendment or termination of this Plan will not materially adversely affect the rights of a Participant accrued prior thereto without that Participant's written consent, except to the extent required by law.
11.Taxes. The Company is not responsible for the tax consequences under federal, state or local law of any election made by any Participant under the Plan. All payments under the Plan are subject to withholding and reporting requirements to the extent required by applicable law.
12.No Right to Continued Membership on the Board. Nothing in this Plan confers upon any Director any right to continue as a Director of the Company or interferes with the rights of the Company and its shareholders, which are hereby expressly reserved to remove any Director at any time for any reason whatsoever, with or without cause.
13.Applicable Law. To the extent not preempted by federal law, this Plan shall be construed, administered and governed in all respects under and by the laws of the State of Delaware, without giving effect to its conflict of laws principles. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Plan shall be exclusively in the courts in the State of Illinois, County of Cook, including the Federal Courts located therein (should Federal jurisdiction exist).